Exhibit 3.1
CERTIFICATE OF INCORPORATION

OF

IDOL CAPITAL, INC.

FIRST:            The name of this corporation is Idol Capital, Inc. (hereinafter sometimes referred to as the “Corporation”).

          SECOND:             The address of the registered office of the Corporation in the State of Delaware is 874 Walker Road, Suite C, in the City of Dover, 19904, County of Kent.  The name of the registered agent at that address is United Corporate Services, Inc.

              THIRD:             The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

          FOURTH:             The total number of shares of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”).

               FIFTH:             The name and mailing address of the incorporator is:

Donald P. Hateley
c/o Hateley & Hampton
201 Santa Monica Boulevard, Suite 300
Santa Monica, CA 90401-2224

              SIXTH:             The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by Statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.  Election of directors need not be by written ballot unless the Bylaws so provide.

        SEVENTH:              The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation.  The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

           EIGHTH:             This Corporation reserves the right to amend or repeal any of the provisions contained in this Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this Corporation are granted subject to this reservation.

             NINTH:             Each director, stockholder and officer, in consideration for his services, shall, in the absence of fraud, be indemnified, whether then in office or not, for the reasonable cost and expenses incurred by him in connection with the defense of, or for advice concerning any claim asserted or proceeding brought against him by reason of his being or having been a director, stockholder or officer of the corporation or of any subsidiary of the corporation, whether or not wholly owned, to the maximum extent permitted by law. The foregoing right of indemnification shall be inclusive of any other rights to which any director, stockholder or officer may be entitled as a matter of law.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand this 9th day of February, 2010.

DONALD P. HATELEY

By:	/s/ DONALD P. HATELEY
(Incorporator)